EXHIBIT 99.1
Verso Paper Corp. Reports Third Quarter 2013 Results
MEMPHIS, Tenn., (November 7, 2013) - Verso Paper Corp. (NYSE: VRS) today reported financial results for the third quarter and nine months ended September 30, 2013. Results for quarters ended September 30, 2013 and 2012 include:

•	Net sales of $374.9 million in the third quarter of 2013 compared to $373.0 million in the third quarter of 2012.

•	Operating income of $24.7 million in the third quarter of 2013, compared to operating loss of $71.5 million (includes $97.0 million of restructuring charges) in the third quarter of 2012.

•
Net loss of $9.8 million, or $0.18 per diluted share, in the third quarter of 2013, compared to net loss of $104.7 million (includes $97.0 million of restructuring charges), or $1.98 per diluted share, in the third quarter of 2012.

•
Adjusted EBITDA before pro forma effects of profitability program of $50.6 million in the third quarter of 2013, compared to $50.2 million in the third quarter of 2012 (Note: Adjusted EBITDA is a non-GAAP financial measure and is defined and reconciled to net income later in this release).

Overview

Verso’s net sales for the third quarter of 2013 increased $1.9 million, or 0.5%, compared to the third quarter of 2012, reflecting a 0.9% increase in sales price partially offset by a 0.4% decline in total sales volume. Prices for our pulp and other segments were higher while coated prices declined slightly. Our input prices have increased slightly resulting in a decline in gross margin from 19.1% for the third quarter of 2012 to 18.4% for the third quarter of 2013.

“The third quarter started off with price increases in our coated and specialty paper businesses. While our specialty business remained strong, our coated grades saw pricing begin to slide late in the quarter, said David Paterson, President and Chief Executive Officer of Verso. Our pulp segment performed well and we continue to achieve significant cost savings across our manufacturing platform. As we approach year end the company remains focused on safety, cash management and operational excellence.”

Summary Results
Results of Operations - Comparison of the Third Quarter of 2013 to the Third Quarter of 2012

	Three Months Ended
	September 30,
(Dollars in thousands)	2013	2012
Net sales	$374,876	$373,004
Costs and expenses:
Cost of products sold - (exclusive of depreciation, amortization, and depletion)	305,718	301,833
Depreciation, amortization, and depletion	26,333	28,138
Selling, general, and administrative expenses	18,028	17,499
Restructuring charges	145	97,018
Total operating expenses	350,224	444,488
Operating income (loss)	24,652	(71,484)
Interest income	(6)	(3)
Interest expense	34,360	33,284
Other loss (income), net	70	(21)
Loss before income taxes	(9,772)	(104,744)
Income tax expense (benefit)	11	(45)
Net loss	$(9,783)	$(104,699)

Net Sales.  Net sales for the third quarter of 2013 increased 0.5% to $374.9 million from $373.0 million in the third quarter of 2012, reflecting a 0.9% increase in average sales price partially offset by a 0.4% decline in total sales volume.

Net sales for our coated papers segment decreased 2.7% in the third quarter of 2013 to $292.8 million from $300.9 million for the same period in 2012, due to a 1.4% decrease in paper sales volume and a 1.3% decline in average sales price per ton.

Net sales for our market pulp segment increased 14.6% in the third quarter of 2013 to $40.1 million from $35.1 million for the same period in 2012.  The sales volume declined 1.0% while the average sales price per ton increased 15.8% compared to the third quarter of 2012.

Net sales for our other segment increased 13.1% to $42.0 million in third quarter of 2013 from $37.0 million in the third quarter of 2012.  This increase was driven by an 8.7% increase in sales volume and a 4.1% increase in average sales price per ton.

Cost of sales.  Cost of sales, including depreciation, amortization, and depletion, was $332.1 million in the third quarter of 2013 compared to $330.0 million in 2012, reflecting slightly higher input prices.  Our gross margin, excluding depreciation, amortization, and depletion, and restructuring was 18.4% for the third quarter of 2013 compared to 19.1% for the third quarter of 2012. Depreciation, amortization, and depletion expenses were $26.3 million for the third quarter of 2013 compared to $28.1 million for the third quarter of 2012.

Selling, general, and administrative.  Selling, general, and administrative expenses were $18.0 million in the third quarter of 2013 compared to $17.5 million for the third quarter of 2012.

Restructuring charges.  Restructuring charges for the third quarter of 2012 were $97.0 million, and consisted primarily of fixed asset and other impairment charges of $75.8 million and severance and benefit costs of $16.3 million related to the closure of the Sartell mill.

Interest expense.  Interest expense for the third quarter of 2013 was $34.4 million compared to $33.2 million for the same period in 2012.

Results of Operations - Comparison of the First Nine Months of 2013 to the First Nine Months of 2012

	Nine Months Ended
	September 30,
(Dollars in thousands)	2013	2012
Net sales	$1,038,481	$1,113,561
Costs and expenses:
Cost of products sold - (exclusive of depreciation, amortization, and depletion)	891,465	962,298
Depreciation, amortization, and depletion	78,620	91,338
Selling, general, and administrative expenses	56,004	56,247
Restructuring charges	1,327	96,997
Total operating expenses	1,027,416	1,206,880
Other operating income	(3,971)	—
Operating income (loss)	15,036	(93,319)
Interest income	(20)	(7)
Interest expense	103,460	98,631
Other loss, net	2,776	7,472
Loss before income taxes	(91,180)	(199,415)
Income tax expense (benefit)	20	(105)
Net loss	$(91,200)	$(199,310)

Net Sales.  Net sales for the nine months ended September 30, 2013, decreased 6.7% to $1,038.5 million from $1,113.6 million in the nine months ended September 30, 2012, due to a 7.3% decline in total sales volume, which was driven by the closure of the Sartell mill in the third quarter of 2012. The decline in volume was partially offset by a 0.7% increase in average sales price per ton compared to the same period last year.
Net sales for our coated papers segment decreased 10.4% for the nine months ended September 30, 2013 to $796.4 million from $889.1 million for the same period in 2012, due to a 9.7% decline in paper sales volume, which was driven by the closure of the Sartell mill.  The average sales price per ton of coated paper decreased 0.8% compared to the same period last year.
Net sales for our market pulp segment increased 10.9% for the nine months ended September 30, 2013 to $115.5 million from $104.2 million for the same period in 2012.  The sales volume increased 1.9% while the average sales price per ton increased 8.9% compared to the nine months ended September 30, 2012.
Net sales for our other segment increased 5.2% to $126.6 million in the nine months ended September 30, 2013 from $120.3 million in the nine months ended September 30, 2012.  This increase was driven by an 8.2% increase in sales price partially offset by a 2.7% decline in sales volume.
Cost of sales.  Cost of sales, including depreciation, amortization, and depletion, was $970.1 million in the nine months ended September 30, 2013 compared to $1,053.7 million in 2012, reflecting the closure of the Sartell mill in the third quarter of 2012.  Our gross margin, excluding depreciation, amortization, and depletion, and restructuring was 14.2% for the nine months ended September 30, 2013 compared to 13.6% for the nine months ended September 30, 2012, reflecting higher average sales prices in 2013. Depreciation, amortization, and depletion expenses were $78.6 million for the nine months ended September 30, 2013 compared to $91.3 million for the nine months ended September 30, 2012.
Selling, general, and administrative.  Selling, general, and administrative expenses were $56.0 million in the nine months ended September 30, 2013 compared to $56.2 million in 2012.
Restructuring charges.  Restructuring charges for the nine months ended September 30, 2013 were $1.3 million, and consisted primarily of facility operations and personnel costs for the Sartell mill site through the date of sale. Restructuring charges for the nine months ended September 30, 2012 were $97.0 million, and consisted primarily of fixed asset and other impairment charges of $75.8 million and severance and benefit costs of $16.3 million related to the closure of the Sartell mill.

Other operating income.  Other operating income for the nine months ended September 30, 2013 was $4.0 million and consisted of the gain on the sales of our Sartell mill and Verso Fiber Farm LLC.
Interest expense.  Interest expense for the nine months ended September 30, 2013 was $103.5 million compared to $98.6 million for the same period in 2012.
Other loss, net.  Other loss, net was $2.8 million for the nine months ended September 30, 2013 compared to $7.5 million in the nine months ended September 30, 2012, primarily attributable to losses related to debt refinancing.
Reconciliation of Net Income to Adjusted EBITDA
The agreements governing our debt contain financial and other restrictive covenants that limit our ability to take certain actions, such as incurring additional debt or making acquisitions. Although we do not expect to violate any of the provisions in the agreements governing our outstanding indebtedness, these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions.
EBITDA consists of earnings before interest, taxes, depreciation, and amortization. EBITDA is a measure commonly used in our industry, and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as a way of evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies.
Adjusted EBITDA is EBITDA further adjusted to eliminate the impact of certain items that we do not consider to be indicative of the performance of our ongoing operations and other pro forma adjustments permitted in calculating covenant compliance in the indentures governing our debt securities. Adjusted EBITDA is modified to align the mark-to-market impact of derivative contracts used to economically hedge a portion of future natural gas purchases with the period in which the contracts settle and is modified to reflect the amount of net cost savings projected to be realized as a result of specified activities taken during the preceding 12-month period. You are encouraged to evaluate each adjustment and to consider whether the adjustment is appropriate. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments included in the presentation of Adjusted EBITDA. We believe that the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate to provide additional information to investors. We also believe that Adjusted EBITDA is a useful liquidity measurement tool for assessing our ability to meet our future debt service, capital expenditures, and working capital requirements.
However, EBITDA and Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should consider our EBITDA and Adjusted EBITDA in addition to, and not as a substitute for, or superior to, our operating or net income or cash flows from operating activities, which are determined in accordance with U.S. GAAP. The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA for the periods presented.

	Nine Months	Year	Three Months	Nine Months	Twelve Months
	Ended	Ended	Ended	Ended	Ended
	September 30,	December 31,	September 30,	September 30,	September 30,
(Dollars in millions)	2012	2012	2013	2013	2013
Net loss	$(199.3)	$(173.8)	$(9.8)	$(91.2)	$(65.7)
Income tax benefit	(0.1)	(1.4)	—	—	(1.3)
Interest expense, net	98.6	135.4	34.4	103.5	140.3
Depreciation, amortization, and depletion	91.3	118.2	26.3	78.6	105.5
EBITDA	(9.5)	78.4	50.9	90.9	178.8
Adjustments to EBITDA:
Restructuring charges(1)	97.0	102.4	0.1	1.3	6.7
Gain on insurance settlement(2)	—	(52.6)	—	—	(52.6)
Loss on extinguishment of debt, net(3)	8.2	8.2	0.1	2.8	2.8
Hedge gains (4)	(3.6)	(3.7)	(1.8)	(1.8)	(1.9)
Equity award expense(5)	2.3	2.7	0.5	1.4	1.8
Other items, net(6)	4.6	4.7	0.8	(1.7)	(1.6)
Adjusted EBITDA before pro forma effects of profitability program	99.0	140.1	50.6	92.9	134.0
Pro forma effects of profitability program(7)					21.4
Adjusted EBITDA					$155.4

(1)	Represents costs primarily associated with the closure of the Sartell mill in 2012.

(2)	Represents gain on insurance settlement resulting from the fire at our Sartell mill in 2012.

(3)	Represents net losses related to debt refinancing.

(4)	Represents unrealized gains on energy-related derivative contracts.

(5)	Represents amortization of non-cash incentive compensation.

(6)	Represents miscellaneous non-cash and other earnings adjustments, including the gain on sale of the Sartell mill and Fiber Farm LLC in 2013.

(7)	Represents cost savings expected to be realized as part of our cost savings program.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” and other similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management's current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso's filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.
About Verso
Based in Memphis, Tennessee, Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and specialty paper products. Verso's paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising. Additional information about Verso is available on the Company's website at www.versopaper.com. References to “Verso” or the “Company” mean Verso Paper Corp. and its consolidated subsidiaries unless otherwise expressly noted.

Conference Call
Verso will host a conference call today at 9:00 a.m. (Eastern Standard Time) to discuss third quarter results. Analysts and investors may participate in the live conference call by dialing 719-325-2131 or, within the U.S. and Canada only, 800-730-9234, access code 2090303. To register, please dial in 10 minutes before the conference call begins. The conference call and presentation materials can be accessed through Verso’s website at investor.versopaper.com by navigating to the Events page, or at http://investor.versopaper.com/eventdetail.cfm?EventID=134941. This release and Verso’s Form 10-Q for the third quarter of 2013, will be made available on Verso's website at investor.versopaper.com by navigating to the Financial Information page.

A telephonic replay of the conference call can be accessed at 719-457-0820 or, within the U.S. and Canada only, 888-203-1112, access code 2090303. This replay will be available starting today at 12:00 p.m. (Eastern Standard Time) and will remain available for 14 days.

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Verso Paper Corp.
6775 Lenox Center Court
Suite 400
Memphis, TN 38115-4436

For details, contact:

Robert P. Mundy
Senior Vice President and
Chief Financial Officer

T 901-369-4128
robert.mundy@versopaper.com
www.versopaper.com